Exhibit 1.2

AMENDMENT NO. 1 TO SALES AGREEMENT

AMENDMENT NO. 1, dated as of the 5th day of November, 2018 (the “Amendment No. 1”), by and among TIER REIT, Inc., a Maryland corporation (the “Company”), Tier Operating Partnership LP, a Texas limited partnership and the Company’s operating partnership (the “Operating Partnership”), and [Jefferies LLC][BMO Capital Markets Corp.][JMP Securities LLC][J.P. Morgan Securities LLC][Merrill Lynch, Pierce, Fenner & Smith Incorporated][Wells Fargo Securities, LLC], (the “Agent”) to that certain sales agreement, dated August 8, 2018 (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Agreement;

WHEREAS, the Company, the Operating Partnership and the Agent wish to amend the Agreement to, among other things, modify the definition of certain defined terms set forth in the Agreement and used therein with effect on and after November 5, 2018 (the “Effective Date”); and

WHEREAS, this Amendment No. 1 shall constitute an amendment to the Agreement, which shall remain in full force and effect as amended by this Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual agreement to amend the Agreement, the parties hereto, intending legally to be bound, hereby amend and modify the Agreement as of the date hereof as follows:

Section 1.                                           Definitions.

Unless otherwise specified herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

Section 2.                                           Representation and Warranty.

(a)                                 Each of the Company and the Operating Partnership, jointly and severally, represent and warrant to the Agent that this Amendment No. 1 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Operating Partnership.

Section 3.                                           Amendment of the Agreement.

(a)                                 The second paragraph of Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company and the Operating Partnership have also entered into (i) sales agreements (the “Existing Other Sales Agreements”), dated August 8, 2018 and as amended on November 5, 2018, with each of [Jefferies LLC], [BMO Capital Markets Corp.], [JMP Securities LLC], [J.P. Morgan Securities LLC], [Merrill

Lynch, Pierce, Fenner & Smith Incorporated] and [Wells Fargo Securities, LLC] (collectively, the “Existing Alternative Sales Agents”) and (ii) a sales agreement (together with the Existing Other Sales Agreements, the “Other Sales Agreements”), dated November 5, 2018, with Robert W. Baird & Co. Incorporated (together with the Existing Alternative Sales Agents, the “Alternative Agents”), in each case for the issuance and sale from time to time to or through the Alternative Agents of the Shares on the terms set forth in the Other Sales Agreements. The Agent and the Alternative Agents are collectively referred to herein as the “Agents.”  This Agreement and the Other Sales Agreements are collectively referred to herein as the “Sales Agreements.”

(b)                                 Notwithstanding anything to the contrary contained herein, this Amendment No. 1 shall not have any effect on offerings or sales of Shares prior to the Effective Date or on the terms of the Agreement, and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions).

Section 4.                                           Applicable Law.  This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 5.                                           Entire Agreement.  The Agreement, as amended by this Amendment No. 1, represents the entire agreement between the Company, the Operating Partnership and the Agent with respect to the preparation of any Registration Statement, Prospectus Supplement or the Prospectus, the conduct of the offering and the sale and distribution of the Shares.

Section 6.                                           Execution in Counterparts.  This Amendment No. 1 may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If the foregoing is in accordance with your understanding among the Company, the Operating Partnership and the Agent, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Company, the Operating Partnership and the Agent in accordance with its terms.

Very truly yours,

TIER REIT, Inc.

By:
	Name:	James E. Sharp
	Title:	Chief Financial Officer and Treasurer

Tier Operating Partnership LP

By: Tier GP, its general partner

By:
	Name:	James E. Sharp
	Title:	Chief Financial Officer and Treasurer

Accepted as of the date first written above

[Jefferies LLC][BMO Capital Markets Corp.][JMP Securities LLC][J.P. Morgan Securities LLC][Merrill Lynch, Pierce, Fenner & Smith Incorporated][Wells Fargo Securities, LLC]

By:
Name:
Title: